Exhibit 99.1

JACKSONVILLE BANCORP ANNOUNCES QUARTERLY EARNINGS

JACKSONVILLE, FLA., May 16, 2011 / PRNewswire-First Call/—Jacksonville Bancorp, Inc. (“Bancorp”) (NASDAQ: JAXB), holding company for The Jacksonville Bank (“Bank”), reported net income for the first quarter of 2011 of $439 thousand, or $.07 per basic and diluted common share, compared to the first quarter 2010 net loss of $988 thousand, or ($.56) per basic and diluted common share. Book value and tangible book value per common share at March 31, 2011 were $8.96 and $6.27, respectively.

Total assets were $624.6 million at March 31, 2011, compared to $452.4 million at March 31, 2010. Net loans increased by 28.6% to $492.6 million as of March 31, 2011, compared to $383.0 million as of March 31, 2010. Total deposits increased 37.3% to $529.8 million as of March 31, 2011, compared to $385.9 million as of March 31, 2010.

On November 16, 2010, Bancorp acquired Atlantic BancGroup, Inc. (“ABI”) pursuant to an agreement and plan of merger that provided for the merger of ABI with and into Bancorp. The ABI merger increased our branch locations from five full-service branches to eight full-service branches as well as expanded our geographic footprint into the Jacksonville beaches market. Also on November 16, 2010, and immediately following the ABI merger, Bancorp completed the sale of 3,888,889 shares of its common stock to four accredited investors at a purchase price of $9.00 per share pursuant to a stock purchase agreement. This financing was led by CapGen Capital Group IV LP (“CapGen”) and resulted in total gross proceeds of $35.0 million to Bancorp. The net proceeds from the sale after offering expenses were $34.7 million and were used to fund the merger and integration of ABI and Oceanside Bank into the Company.

On February 11th, as a result of the Company’s strategy to strengthen its balance sheet by lowering the amount of substandard assets, the Bank sold 40 substandard loans for $13.9 million through a bulk sale. These loans were classified as held-for-sale on the Company’s consolidated balance sheet as of December 31, 2010 and through the date of the sale at their fair value.

The Bank continued to exceed regulatory standards of being “well capitalized” with total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital at 10.7%, 9.4% and 7.8%, respectively, at March 31, 2011.

Price Schwenck, CEO of the Company and Executive Chairman of the Bank, made these comments: “The first full quarter following the merger has been dynamic. I am grateful for the support of our shareholders, customers and employees who have all played a critical role in the successful integration of the two companies. There is no doubt that we are today a company with a much stronger balance sheet and well positioned for continued success.”

As of March 31, 2011, nonperforming assets were $40.6 million, or 6.5% of total assets, compared to $11.1 million, or 2.5% of total assets a year ago. During the first quarter, the Bank recorded $1.9 million in provision for loan losses, increasing the loan loss reserve to 2.25% from 1.95% a year earlier. The increase in nonperforming assets from the first quarter of 2010 to the first quarter of 2011 is due to significant increases throughout the remaining quarters of 2010 primarily as a result of the challenging current economic environment in which the Company operates. For the quarter ending December 31, 2010, the acquisition of ABI increased nonperforming loans by $5.5 million. The first quarter of 2011 indicates a slight stabilization of our nonperforming assets.

The following table presents unaudited pro forma information for the first three quarters of 2010 as if the acquisition of ABI had occurred at the beginning of 2010. The pro forma financial information is not necessarily indicative of the results that would have occurred for the period had the transaction been effected on the assumed date.

	For the Period Ended
	March 31, 2011 (1)	December 31, 2010 (1)	Pro forma September 30, 2010	Pro forma June 30, 2010	Pro forma March 31, 2010

Nonperforming Assets

Nonperforming loans (2)	$37,101	$35,017	$20,541	$10,249	$13,685
Loans past due over 90 days still on accrual	—	—	510	2,029	119

Total nonperforming loans (2)	37,101	35,017	21,051	12,278	13,804
Foreclosed assets, net	3,543	5,733	9,429	8,586	5,981

Total nonperforming assets	40,644	40,750	30,480	20,864	19,785
Nonperforming loans and foreclosed assets as a percent of total assets (2)	6.51%	6.25%	4.17%	2.90%	2.69%

Nonperforming loans as a percent of gross loans (2)	7.36%	6.83%	3.83%	1.89%	2.47%
Loans past due 30-89 days, still accruing	$14,365	$12,527	$8,719	$11,074	$7,009

(1)	Amounts include merger with ABI
(2)	Nonperforming loans and total loans exclude amounts classified as loans held-for-sale as of December 31, 2010

The increase in loans past due 30-89 days still accruing interest is being driven by loan absorption as a result of the merger with ABI as well as the prolonged weakened economic conditions.

The Company had net loan charge-offs of $3.7 million during the quarter, compared to $1.6 million during the same period in the prior year. The increase in net loan charge-offs is primarily attributable to the continued soft real estate market in the geographic environment in which the Company operates.

Net income for the first quarter of 2011 increased to $439 thousand, compared to the loss of $988 thousand incurred in the first quarter of 2010. The increase in net income is primarily driven by the acquisition of ABI (including the net accretion of purchase accounting adjustments). Net income also increased due to a decrease in the provision for loan losses. Pre-provision, pre-OREO and pre-tax earnings were $2.3 million for the quarter ending March 31, 2011, compared to $1.2 million for the quarter ended March 31, 2010 and $685 thousand for the quarter ended December 31, 2010. The increase in pre-provision, pre-OREO expenses and income, and pre-tax earnings from the previous quarters is due to the acquisition of ABI.

Interest income increased by $1.9 million when compared to the first quarter of 2010. This was due to interest income on the loans acquired in the merger with ABI that was above the contractual rate of interest as a result of purchase accounting adjustments and was approximately $632 thousand. This additional interest income is also driving the increase in net interest margin from 3.40% in the first quarter of 2010, to 4.06% in the first quarter of 2011. The impact of the additional income adds approximately 43 basis points to the net interest margin for the period ending March 31, 2011. Compared to the prior year quarter, interest expense for the first quarter of 2011 declined by $356 thousand as a result of the continued low interest rate environment.

Noninterest income increased to $396 thousand compared to $248 thousand in the first quarter of 2010. The increase is driven largely by the increased volume of transactions as a result of the merger with ABI.

Noninterest expense increased $1.2 million, or 37.7%, for the quarter ended March 31, 2011, compared to the same period in 2010. The increase in expense is attributable to additional costs absorbed as a result of the merger with ABI as our branch locations increased from five locations as of March 31, 2010 to eight locations as of March 31, 2011.

Gilbert J. Pomar, III, President of the Company stated, “We are pleased that we have been able to fully integrate ABI into our Company which has provided greater customer convenience and further supports our strategic focus on core deposit generation and increased market share in the Northeast Florida market.”

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $625 million in assets and eight full-service branches in Jacksonville, Duval County, Florida, as well as our virtual branch. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

This press release contains non-GAAP financial disclosures for pre-provision, pre-OREO and pre-tax earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. As analysts and investors view pre-provision, pre-OREO and pre-tax earnings as an indicator of the Company’s ability to absorb credit losses, we disclose this amount in addition to net earnings. Please refer to the table at the end of this release for a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company’s actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC.

(Unaudited)

(Dollars in thousands except per share data)

	For the Three Months Ended
	March 31, 2011 (1)	December 31, 2010 (1)	September 30, 2010	June 30, 2010	March 31, 2010

Earnings Summary

Total interest income	$7,740	$6,752	$5,666	$5,749	$5,795
Total interest expense	1,864	1,914	1,926	2,222	2,220

Net interest income	5,876	4,838	3,740	3,527	3,575
Provision for loan losses	1,929	11,894	799	1,920	2,375

Net interest income (loss) after provision for loan losses	3,947	(7,056)	2,941	1,607	1,200
Noninterest income	396	341	299	286	248
Noninterest expense	4,250	6,730	3,865	3,443	3,086

Income (loss) before income tax	93	(13,445)	(625)	(1,550)	(1,638)
Income tax benefit	(346)	(4,331)	(276)	(558)	(650)
Net income (loss)	$439	$(9,114)	$(349)	$(992)	$(988)

Summary Average Balance Sheet

Loans, gross	$516,477	$453,057	$381,282	$387,961	$391,073
Securities	65,048	46,600	27,925	27,327	25,340
Other earning assets	5,342	8,958	2,208	17,384	10,037

Total earning assets	586,867	508,615	411,415	432,672	426,450
Other assets	45,951	44,078	23,922	20,656	21,416

Total assets	$632,818	$552,693	$435,337	$453,328	$447,866

Interest bearing liabilities	$505,160	$441,106	$367,957	$384,776	$377,395
Other liabilities	75,363	68,444	42,177	42,380	43,105
Shareholders’ equity	52,295	43,143	25,203	26,172	27,366

Total liabilities and shareholders’ equity	$632,818	$552,693	$435,337	$453,328	$447,866

Per Share Data

Basic earnings per share	$0.07	$(2.42)	$(0.20)	$(0.57)	$(0.56)
Diluted earnings per share	$0.07	$(2.42)	$(0.20)	$(0.57)	$(0.56)
Basic weighted average shares outstanding	5,888,809	3,761,970	1,750,197	1,749,443	1,748,832
Diluted weighted average shares outstanding	5,890,306	3,761,970	1,750,197	1,749,443	1,748,832
Book value per basic share at end of period	$8.96	$8.81	$14.07	$14.30	$14.98
Tangible book value per basic share at end of period	$6.27	$6.28	$14.07	$14.30	$14.98
Total shares outstanding at end of period	5,888,809	5,888,809	1,750,437	1,750,437	1,749,526
Closing market price per share	$6.99	$7.38	$7.77	$10.90	$10.00

Selected Ratios

Return on average assets	0.28%	-6.54%	-0.32%	-0.88%	-0.89%
Return on average equity	3.40%	-83.81%	-5.49%	-15.20%	-14.64%
Average equity to average assets	8.26%	7.81%	5.79%	5.77%	6.11%
Tangible common equity to tangible assets	6.07%	5.81%	5.76%	5.54%	5.79%
Interest rate spread	3.85%	3.55%	3.38%	3.00%	3.12%
Net interest margin	4.06%	3.77%	3.61%	3.27%	3.40%
Allowance for loan losses as a percentage of total loans (2)	2.25%	2.55%	2.35%	2.16%	1.95%
Allowance for loan losses as a percentage of NPL’s (2)	30.54%	37.32%	56.45%	128.17%	102.90%
Ratio of net charge-offs as a percentage of average loans	2.88%	6.78%	0.13%	1.33%	1.67%
Efficiency ratio	67.76%	129.95%	95.69%	90.30%	80.72%

(1)	Amounts include merger with ABI
(2)	Nonperforming loans and total loans exclude amounts classified as loans held-for-sale as of December 31, 2010

JACKSONVILLE BANCORP, INC.

(Unaudited)

(Dollars in thousands except per share data)

Summary Balance Sheet	March 31 2011(1)	December 31, 2010(1)	September 30, 2010	June 30, 2010	March 31, 2010

Cash and Cash Equivalents	12,601	20,297	4,542	23,131	19,217
Securities	65,189	66,262	25,978	28,648	26,513
Loans held-for-sale	—	13,910	—	—	—
Loans, gross	503,919	512,765	379,420	382,133	390,601
Allowance for loans losses	11,331	13,069	8,922	8,248	7,618
Loans, net	492,588	499,696	370,498	373,885	382,983
Goodwill	13,621	12,498	—	—	—
Other intangible assets, net	2,223	2,376	—	—	—
All other assets	38,421	36,794	26,812	26,564	23,662
Total assets	624,643	651,833	427,830	452,228	452,375
Deposit accounts	529,783	562,187	361,436	391,698	385,944
All other liabilities	42,076	37,787	41,762	35,499	40,220
Shareholders’ equity	52,784	51,859	24,632	25,031	26,211
Total liabilities and shareholders’ equity	624,643	651,833	427,830	452,228	452,375

(1)	Amounts include merger with ABI

	March 31, 2011 (1)	December 31, 2010 (1)	March 31, 2010

GAAP to Non-GAAP Reconciliation

Net income (loss)	$439	$(9,114)	$(988)
Plus: Total provision for loan losses	1,929	11,894	2,375

Other real estate owned:
Expense	252	2,270	464
(Income)	(9)	(34)	—
Income tax benefit	(346)	(4,331)	(650)
Pre-provision, pre-OREO and pre-tax earnings	$2,265	$685	$1,201